Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Baldwin & Lyons, Inc.                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                     January 31, 2013
Unaudited Fourth Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                                                                                                                                                                      Press Contact:  G. Patrick Corydon
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                 (317) 636-9800
                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                        corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER AND TWELVE MONTHS

Indianapolis, Indiana, January 31, 2013—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced after tax operating income, defined as net gain before investment gains and losses, of $4.5 million, or $.30 per share, for the fourth quarter of 2012.  This compares to after tax operating income of $3.5 million, or $.24 per share, during the fourth quarter of 2011, which was negatively impacted by the ongoing series of weather related events which occurred throughout the year.  Net investment gains for the fourth quarter of 2012, which include both realized and unrealized gains in the Company’s limited partnership investments, were $0.2 million after tax, or $.01 per share, compared to $2.0 million, or $.13 per share, in the same quarter of 2011.  In total, after tax net income for the quarter of $4.7 million, or $.31 per share, compares to $5.5 million, or $.37 per share, for the prior year fourth quarter.

For the full year, after tax operating income totaled $26.1 million, or $1.75 per share, compared to an after tax operating loss of $16.6 million, $1.12 per share, during the same period last year.  After tax operating losses during 2011 included approximately $43 million of catastrophe losses resulting from an unprecedented number of significant global events.  Net investment gains for the year to date were $5.9 million after tax, or $.40 per share, compared to investment losses of $11.6 million after tax, or $.78 per share, in the 2011 period.  In total, after tax net income for 2012 was $31.9 million, or $2.15 per share, compared to an after tax net loss of $28.2 million, or $1.90 per share, for the prior year period.

Premiums written and assumed by the Company’s insurance subsidiaries for the current quarter totaled a record $91.1 million, an increase of 6% when compared to the prior year fourth quarter.  The property and casualty insurance segment produced an overall 10% increase as premium volume from fleet transportation products increased 19% and professional liability premium increased nearly 50%.  These gains were partially offset by decreased volume in private passenger automobile, resulting from rate increases, and the Company’s planned phased withdrawal from its Florida commercial multi-peril risk book of business.  The Reinsurance segment experienced a 10% decline in premium written, compared to the 2011 fourth quarter, as the result of strategic reductions in property reinsurance exposures, partially offset by a 9% increase in casualty reinsurance volume.

Premiums written and assumed for the twelve months of 2012 totaled a record $341.3 million, as the planned reductions in volume from private passenger automobile, commercial multi-peril and property reinsurance businesses were more than offset with higher premium from fleet transportation, primary professional liability and casualty reinsurance products.

Net premium earned of $61.4 million for the fourth quarter of 2012 was 4% lower than the record premium earned in the fourth quarter of 2011.  The majority of this decline was related to the planned reductions in the products lines mentioned above, most notably the property products within the reinsurance segment.  For the twelve months, earned premium decreased 3% to $237.5 million, as planned product reductions and reinsurance treaty changes were largely offset by increased premium written in fleet transportation and other product groups.

The Company’s consolidated combined ratio for the fourth quarter was 93.8%, before consideration of fee income.  Including fee income, underwriting income was $4.3 million, producing a combined ratio of 93.0%.  All major product groups were profitable for the quarter including property reinsurance.  With the property reinsurance program changes instituted in the past year and purchased reinsurance protection, superstorm Sandy was essentially a non-event for the Company.  Reinsurance recoveries and reinstatement premium offset expected Sandy losses to produce a nearly zero effect on the Company’s results.  For the twelve months, the consolidated combined ratio was 88.9%, producing twelve month record underwriting income of $26.3 million before consideration of fee income, and $28.6 million, also a record of 88.0%, after consideration of fees.  Profitability from all major product groups, combined with the lack of any major catastrophic losses to the Company, contributed to the favorable annual results.  Pre-tax operating income for the twelve months, before investment income, totaled a record $27.7 million.

While investment income for the fourth quarter rallied 3% over the prior year primarily due to the acceleration of dividends paid on many equity security holdings, investment income continues to suffer from historically low available yields.  Pre-tax investment income for the full year was 7% lower than 2011 and after-tax investment income was 9% lower despite the fact that cash flow from operations remained positive at $58.9 million for the year.  Realized gains in the fourth quarter were modest but $9 million in pre-tax realized gains were produced for the year.

Book value per share increased $.13 per share during the fourth quarter, after the payment of $.25 per share in regular cash dividends.  For the year, book value per share increased $1.76, after the payment of cash dividends to shareholders of $1.00 per share, with the combination of the increase in book value and dividends representing a 12.9% total return on beginning book value.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, January 31, 2013, at 11:00 AM ET (New York time) to discuss results for the fourth quarter ended December 31, 2012.

To participate via teleconference, investors may dial 1-888-417-8533 (U.S./Canada) or 1-719-457-2083 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through February 7, 2013 by calling 1-877-870-5176 or 1-858-384-5517 and referencing passcode 2143826.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until January 31, 2014.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=102928

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011

Operating revenue	$65,468	$68,354	$253,113	$261,397
Net investment gains (losses)	302	3,088	9,011	(17,803)

Total revenue	$65,770	$71,442	$262,124	$243,594

Operating income (loss)	$4,480	$3,491	$26,062	$(16,603)
Net investment gains (losses),
net of federal income taxes	196	2,007	5,857	(11,572)

Net income (loss)	$4,676	$5,498	$31,919	$(28,175)

Per share data - diluted:
Average number of shares	14,886	14,845	14,868	14,818

Operating income (loss)	$.30	$.24	$1.75	$(1.12)
Net investment gains (losses)	.01	.13	.40	(.78)

Net income (loss)	$.31	$.37	$2.15	$(1.90)

Dividends paid to shareholders	$.25	$.25	$1.00	$1.00

Annualized return on average
shareholders' equity:
Operating income (loss)	5.8%	4.8%	8.6%	-5.3%

Net income (loss)	6.0%	7.5%	10.6%	-9.0%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	93.8%	99.5%	88.9%	118.3%
Including fee income	93.0%	98.6%	88.0%	117.1%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.